MARKETING MANAGEMENT SERVICES CONTRACT

This Professional Services Contract ("Contract") made this _15_ day of _October_, 2005, (“Effective Date”) by and between:

(1)     Digital Ecosystems Corp. (The Client) of
1313 East Maple Street, Suite 223
Bellingham, WA 98225
T ((360) 685-4200 / F (360) 685-4222
A Nevada Corporation
IRS Employer ID #98-0431245
And any such successors, assignees, divisions, or entity as may enjoin or assume the assets and/or debt of the above.

And

(2)     Chorus Marketing (Chorus) of
1403 – 510 West Hastings St., Vancouver, BC V6B 3L8
Phone: (604) 408-8463 Fax: (604) 687-8463 (Chorus)

ARTICLE 1
PURPOSE

1.1	The purpose of this contract is to set forth the terms by which Chorus will provide The Client with advertising, marketing and communications consulting services ("Services").

ARTICLE 2
PROFESSIONAL SERVICES

2.1	Professional Services to be rendered. Chorus agrees to render the following services;

a)

Chorus will act as The Client’ representative to those suppliers as required for the provision of services outlined in article 2.1. Chorus will manage and where applicable, purchase advertising space, develop brand identity and market positioning tools, supervise art production and oversee the coordination of marketing initiatives on behalf of The Client including but not limited to the following:

i.

Brand Identity - Design corporate logo and business package. Provide digital files suitable for printing for one each of letterhead, label, business card and envelope. Up to three (3) revisions, digital file manipulation of artwork and content is included. Estimate to completion: 3,000 dollars. Does not include print production costs. Print production would be charged at cost plus 10%.

ii.

Website – Design & Development, Hosting and Ongoing Management – Design and program website. Host the domain and email services. Additional graphic design, creative, digital image manipulation, photography, or stock photography purchase required to complete project and as directed by The Client to be billed as extra to contract according to the terms defined in article 4. All 3rd party fees subject to Client approval and billed at cost plus 10%. Estimate to completion of standard 6-page site including hosting and data management for one (1) year: 10,000 dollars. Includes 10 hours basic animation or flash design and implementation. NOTE: Does not include 3rd party integrated data services or E-commerce integration.

iii.

Investor Information Package Development and Production – Graphic design of folder and up to five (5) insert pages. Provide print ready files. Digital image manipulation, photography, or stock photography purchase to be billed as extra to contract according to the terms defined in article 4. Estimate for design and development: TBD- based on final design. NOTE: Does not include 3rd party costs such as printing and photographic purchases. All 3rd party charges to be billed at cost plus 10%.

Chorus Marketing	Page 1of 5	V: 604.408.8463
1403 – 510 West Hastings St.	Confidential	E: info@chorusmarketing.ca
Vancouver, BC V6B 1L8		W: chorusmarketing.ca
F: 604.687.8463
10/28/2005

iv.

Supplemental Investor Materials: (eg: Executive Summaries, Analyst report printing and reformatting, ad design, etc…) General layout and design fees included in retainer up to 40 hours per month. Overtime billing (past 40 hours) will be at 75.00 per hour. Does not include 3rd party costs such as printing and photographic purchases. All 3rd party charges to be billed at cost plus 10%.

v.

PowerPoint Presentations – Development and Production – Take supplied editorial, design PowerPoint template and layout presentations as required. Digital image manipulation, photography, or stock photography purchase to be billed as extra to contract according to the terms defined in article 4. Estimated at 75.00 dollars per output slide – does not include photographic purchases or rights management.

vi.

Newsletter Development and Production. Develop digital newsletter template and editorial schedule. Digital image manipulation, photography, or stock photography purchase to be billed as extra to contract according to the terms defined in article 4. Estimate for initial research and development including template: 2,500 dollars. Additional charges based on editorial content as submitted and estimated prior to execution. Monthly updating service included in retainer. Printing and other 3rd party charges (if required) are based on cost plus 10%.

vii.

Copy writing, Editing and Proofing – As required; for newsletters, speeches, news releases, marketing and advertising materials, on an “as required” basis. Base Fee included in retainer. Projects requiring more than 40 hours service in a given month to be billed at 75.00 per hour after the first 40 hours.

viii.

News Release dissemination management - All 3rd party fees subject to The Client approval and billed at cost plus 10%. NOTE: some providers offer volume purchase discounted pricing. If The Client wishes to take advantage of this type of offer, a separate invoice will be provided by Chorus upon selection and agreement with said 3rd party provider. Fees for management included in retainer.

ix.

Language Translation/Transcription Services – as required for the development of foreign marketing media. All revisions and file manipulation of existing text content is included. Based on twenty-seven cents (.27) per word plus a management fee of 250 dollars per page (minimum of 100 words per page).

2.2

Other Services. First right of refusal to Provide advertising creative and media buying services, public relations campaign development and fulfillment, graphic design, creative and production services as and when required by The Client. Fees to be determined based on contract requirements and will be billed as outlined in article 4.1.

2.3	Outside Contractors. Chorus shall have the right to use third-party contractors to fulfill any of its obligations under this Contract.

ARTICLE 3
RESPONSIBILITIES

3.1	Chorus Acknowledgments. Chorus acknowledges that it has responsibility for the following:

	3.1.1	Selection of all 3rd party suppliers and for determining that the supplier will meet The Client requirements including the adherence to standard non-disclosure agreements.

3.1.2
Management and proper administration and execution of all projects to comparable industry standards as defined by the practices of the American Marketing Association as required, defined and allocated by The Client and accepted by Chorus.

Chorus Marketing	Page 2of 5	V: 604.408.8463
1403 – 510 West Hastings St.	Confidential	E: info@chorusmarketing.ca
Vancouver, BC V6B 1L8		W: chorusmarketing.ca
F: 604.687.8463
10/15/2005

ARTICLE 4
PROFESSIONAL SERVICES FEES

4.1

Professional Charges. Chorus will provide the Services as outlined in article 2 above for the fees as stated above (Article 2.1) for a term as per article 5.1. Additionally, and in consideration of several items identified in Article 2.1 Chorus shall receive a further retainer of $5,000 monthly, payable in advance of service. NOTE: All fees are quoted in United States currency.

	4.1.1	The Client may obtain additional services upon request – subject to negotiation – some additional fees may apply

4.1.2

All out of pocket expenses including long distance, couriers, photography, printing, cell use, digital photography manipulation, image purchase, image sourcing will be extra to this contract and will be billed at cost plus 10%.

	4.1.3	All “services” outside the scope of this contract will be estimated on a project-by-project basis. All fees for these services will be due and payable upon receipt of invoice by The Client.

4.1.4

Any increase in fees charged by suppliers as outlined in article 2 will be billed as extra to contract immediately upon notification of the supplier to Chorus and approval of The Client to proceed with said services.

4.2	Payment

4.2.1

Chorus will submit monthly invoices due in advance of service. All invoices to include fees payable to 3rd party providers, graphic, design and editorial fees as outlined in articles 2.1 and 4.1.4 (inclusive) and are payable upon receipt.

	4.2.2	Chorus will submit invoices due and payable upon receipt to include items outlined in article 4.1.1, 4.1.2, 4.1.3 and 4.1.4.

	4.2.3	The Client agrees to promptly pay Chorus’s invoices in accordance with articles 4.2.1, 4.2.2.

4.3

Late Charges. The Client agrees to pay a one percent (1.5%) per month late charge for each month or part thereof on any invoice submitted to The Client by Chorus, which is not paid within fifteen (15) days of the invoice date.

4.4	Duties and Taxes. The professional fees set forth in this Article 4 are exclusive of any sales taxes and user taxes, and The Client shall pay any and all applicable taxes.

ARTICLE 5
TERM

5.1	Commencement. Chorus will immediately commence Services pursuant to this Contract. This contract shall be in force for 1 year from the day and year first written above.

ARTICLE 6
CONFIDENTIALITY

6.1	Disclosure. Both parties agree to protect each other from disclosure of any proprietary information in accordance with standard non-disclosure practices. The obligations of Article 6.1 shall survive the termination of this Contract.

Chorus Marketing	Page 3of 5	V: 604.408.8463
1403 – 510 West Hastings St.	Confidential	E: info@chorusmarketing.ca
Vancouver, BC V6B 1L8		W: chorusmarketing.ca
F: 604.687.8463
10/15/2005

ARTICLE 7
LIMITATION OF DAMAGES AND DISCLAIMER

7.1

Liability. The Client agrees and acknowledges that Chorus shall have no liability to The Client for any consequential, incidental or business interruption losses suffered by The Client which may result from Chorus's default in the performance of its obligations under this contract. The Client further agrees and acknowledges that any liability of Chorus to The Client shall not exceed the aggregate amount of professional charges paid to Chorus by The Client pursuant to article 4.1.

ARTICLE 8
SUSPENSION OF PROFESSIONAL SERVICES

8.1

Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, governmental restrictions, governmental regulations, government controls, judicial orders, civil commotion, fire or other casualty, and other disasters or events beyond the reasonable control of either party, shall excuse the performance of that party of its obligations hereunder, for a period equal to any such prevention, delay or stoppage.

     ARTICLE 9 TERMINATION

9.1

Notice. Either party may choose to terminate (or cancel) this contract at any time – giving 30 days notice in writing – outlining the reason for termination and providing each party the opportunity of a further 30 days to attempt any corrective measures. Upon termination or cancellation The Client agrees to pay Chorus for all work to-date and outstanding invoices as per articles 4.1 and 4.2.

ARTICLE 10
GOVERNING LAW and RIGHTS

10.1

British Columbia Law. This Contract shall be governed by and construed in accordance with the laws of the Province of British Columbia without reference to the place of execution of this Contract or the residence of the parties. Any action to enforce any provision of this Contract or for damages shall be filed in the court system of this province.

10.2

Representation. The Client agrees to abide at all times by the governing rules, regulations, guidelines and procedures both legal and professional as regards their relationship with any person or business in place within all states, provinces, countries and territories affected by their business activities.

10.3

Rightful Claim. The Client affirms and guarantees that any and all information provided to Chorus is truthful and factual. The Client further guarantees that said information is legally provided and can be disseminated to the public, and that the Client has legal title and right to any claims or comments provided to Chorus for general release.

ARTICLE 11
MISCELLANEOUS

11.1

Entire Contract. This Contract, together with any exhibits and attachments, contains the entire contract between Chorus and The Client relating to the responsibilities and duties assumed by the parties hereunder and the Services to be rendered by Chorus.

11.2	Relationship. This document in no way shall be construed as an employment contract between either party or their representatives.

11.3	Promotion. The Client shall grant Chorus permission to use agreed upon portions of the creative, images, and any press or media materials for promotional purposes.

Chorus Marketing	Page 4of 5	V: 604.408.8463
1403 – 510 West Hastings St.	Confidential	E: info@chorusmarketing.ca
Vancouver, BC V6B 1L8		W: chorusmarketing.ca
F: 604.687.8463
10/15/2005

11.4	Correspondence.

To:	To :
Chorus Marketing	Digital Ecosystems Corp.
1403 – 510 West Hastings St.	1313 East Maple Street, Suite 223
Vancouver, BC V6B 1L8	Bellingham, WA 98225
T: 604.408.8463	T ((360) 685-4200
F: 604.687.8463	F (360) 685-4222

Attention:	Attention:
Ian Murray	Gregory Leigh Lyons

IN WITNESS WHEREOF, the parties have executed this Contract as of the day and year first above written.

Chorus Marketing	Digital Ecosystems Corp.

By: /s/ Ian G. Murray	By: /s/ G. Leigh Lyons
Ian G. Murray, Partner	G. Leigh Lyons, President
Date: _October 15_, 2005	Date: _October 15_, 2005

Chorus Marketing	Page 5of 5	V: 604.408.8463
1403 – 510 West Hastings St.	Confidential	E: info@chorusmarketing.ca
Vancouver, BC V6B 1L8		W: chorusmarketing.ca
F: 604.687.8463
10/15/2005